Exhibit 99.1

Walker & Dunlop Reports Record EPS of $1.05

on $5.4 Billion in Transaction Volume

SECOND QUARTER 2016 HIGHLIGHTS

•	Record total transaction volume of $5.4 billion, up 42% from Q2’15
•	Record total revenues of $147.9 million, up 30% from Q2’15
•	Record net income of $32.0 million, or $1.05 per diluted share, up 59% from Q2’15
•	Adjusted EBITDA[1] of $27.1 million, down 6% from Q2’15
•	Acquired a $3.8 billion HUD servicing portfolio
•	Servicing portfolio of $57.3 billion at June 30, 2016, up 20% from June 30, 2015

Bethesda, MD – August 3, 2016 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported second quarter 2016 net income of $32.0 million, or $1.05 per diluted share, a 59%  increase from second quarter 2015 net income of $20.2 million, or $0.67 per diluted share. Total revenues were $147.9 million for the second quarter 2016, a 30%  increase over the second quarter 2015.  Second quarter 2016 total revenues and net income were at their highest levels in the Company’s history. Adjusted EBITDA for the second quarter 2016 was $27.1 million compared to $28.9 million for the second quarter 2015, a 6%  decrease.

“The second quarter of 2016 was the most active and profitable quarter in our Company’s history as the combination of very liquid debt capital markets and continued investor demand for commercial real estate drove our record transaction volume,” commented Willy Walker, Walker & Dunlop’s Chairman and CEO.  “The second quarter was our first quarter ever with total transaction volume over $5 billion and earnings per share of over a dollar.  Walker & Dunlop’s extremely strong top and bottom line performance, coupled with significant capital deployment, pushed our annualized return on equity to 25%.  For the third time in the last six quarters, Walker & Dunlop generated a return on equity of 20% or greater, reflecting the benefit of our scaled lending platform, high margin servicing business, and prudent management of costs and capital.

“The long-term prospects for our business look very good,” continued Walker. “Multifamily housing fundamentals remain very strong as more and more Americans decide to rent versus buy.  Historically low interest rates are allowing Walker & Dunlop borrowers to refinance and acquire properties with the lowest financing costs of their careers. And increased regulation on commercial banks, coupled with the FHFA increasing the combined 2016 multifamily lending caps for Fannie Mae and Freddie Mac from $62 billion to  $70 billion, presents a very favorable regulatory landscape for a non-bank financial services company like Walker & Dunlop.  These significant macro trends, together with our exceptional team, brand, and mar ket position, make us very excited about our business and ability to achieve our vision of creating the premier commercial real estate finance company in the United States.”

SECOND QUARTER 2016 OPERATING RESULTS

TOTAL REVENUES were $147.9 million for the second quarter 2016 compared to $113.9 million for the second quarter 2015, a 30%  increase. The increase was the result of higher transaction volume,  led by the strength in Fannie Mae lending volume, which drove gains attributable to mortgage servicing rights up 72%.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the second quarter 2016 were $102.5 million compared to $70.0 million for the second quarter 2015, a 46%  increase.  This increase was driven primarily by the substantial growth in loan origination volume, highlighted by a significant increase in lending volume with Fannie Mae.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $55.6 million for the second quarter 2016, a 72% increase from $32.4 million for the second quarter 2015.    LOAN ORIGINATION FEES were $46.9 million for the second quarter 2016 compared to $37.6 million for the second quarter 2015, a 25%  increase.

SERVICING FEES were $32.8 million for the second quarter 2016 compared to $28.1 million for the second quarter 2015. The 17% increase in servicing fees was driven by continued growth of the portfolio from loan origination volume.

NET WAREHOUSE INTEREST INCOME, which includes net interest earned on loans held for sale and loans held for investment (the Company’s on balance sheet interim loan portfolio), was $3.6 million for the second quarter 2016,  a  46%  decrease from  $6.6 million for the second quarter 2015. The decrease in net warehouse interest income was a result of the lower average balance of loans held for sale during the quarter resulting from lower first quarter 2016 loan origination volume.

TOTAL EXPENSES were $96.2 million for the second quarter 2016 compared to $81.3 million for the second quarter 2015, an 18%  increase, which was primarily driven by a 21%  increase in personnel costs due to increased headcount and increased variable compensation costs resulting from higher transaction volume and the Company’s strong financial performance during the quarter.  As a percentage of total revenues, personnel expense was 38% during the second quarter 2016  compared to 40% in the prior year’s second quarter. Additionally, amortization and depreciation costs increased 13% due to the growth of the servicing portfolio year over year.

PROVISION FOR CREDIT LOSSES was $0.3 million for the second quarter 2016 compared to $0.4 million for the second quarter 2015 as the credit quality of our at risk portfolio remains stable with no 60+ day delinquencies.

OPERATING MARGIN was 35% for the second quarter 2016, up from 29% for the second quarter 2015.  The increase in operating margin was driven by the scale of the loan origination business, as $5.4 billion of total transaction volume drove total revenues up 30%, while total expenses grew only 18%.

NET INCOME was $32.0 million, or $1.05 per diluted share, for the second quarter 2016 compared to net income of $20.2 million, or $0.67 per diluted share, for the second quarter 2015. The 59% increase in net income was driven by increased total transaction volume and gains attributable to mortgage servicing rights.

ADJUSTED EBITDA was $27.1 million for the second quarter 2016 compared to $28.9 million for the second quarter 2015, a decrease of 6%. The decrease was driven by the increase in the percentage of earnings related to gains attributable to mortgage servicing rights, which are non-cash revenues.

ANNUALIZED RETURN ON EQUITY was 25% for the second quarter 2016, up from 20% for the second quarter 2015.  In the second quarter 2016 return on equity benefitted from increased total revenues and net income.

TOTAL TRANSACTION VOLUME

TOTAL TRANSACTION VOLUME for the second quarter 2016 was $5.4 billion, up 42% from $3.8 billion for the second quarter 2015.  Total transaction volume includes loan origination and investment sales volumes.

LOAN ORIGINATION VOLUME was up 37% from the second quarter 2015 to $4.8 billion. Loan originations with Fannie Mae were $2.4 billion,  an increase of 111% from the second quarter 2015.  Brokered loan originations totaled $1.1 billion, a 13% increase from the second quarter 2015.  Loan originations with Freddie Mac were $1.0 billion, a 9% decrease from the second quarter 2015.  Interim loan originations were $158.6 million for the second quarter, a 49% increase from the second quarter 2015. HUD loan originations totaled $111.9 million, a 25% decrease from the second quarter 2015.  CMBS originations were $30.7 million for the second quarter 2016, an 11% decrease from the second quarter 2015.

INVESTMENT SALES VOLUME was $624.0 million for the second quarter 2016 compared to $319.0 million for the second quarter 2015, a 96% increase from the second quarter 2015.

STOCK REPURCHASE PROGRAM

On February 9, 2016, the Company’s Board of Directors authorized the repurchase of up to $75.0 million of its outstanding common stock over a one-year period.  During the second quarter 2016, the Company repurchased 121 thousand shares for a total cost of $2.7 million. Year-to-date, the Company has repurchased 396 thousand shares for a total cost of $9.2 million.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $57.3 billion at June 30, 2016, an increase of 20% from $47.7 billion at June 30, 2015.  During the quarter, the Company purchased a $3.8 billion HUD servicing portfolio.  With the addition of these HUD loans together with the strong lending volume during the second quarter, the servicing portfolio grew at an impressive pace, adding $6.3 billion of loans during the quarter.  At June 30, 2016, the portfolio had a weighted average remaining term of 10.4 years and a 25 basis point WEIGHTED AVERAGE SERVICING FEE.

CREDIT QUALITY

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $21.3 billion at June 30, 2016 compared to $18.4 billion at June 30, 2015.  There were no 60+ DAY DELINQUENCIES in the Company’s at risk servicing portfolio at June 30, 2016 and 2015.

There were no NET WRITE-OFFS for the second quarter 2016 compared to $0.8 million for the second quarter 2015.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which Walker & Dunlop has full risk of loss, was $242.1 million at June 30, 2016 compared to $317.3 million at June 30, 2015.  All of the Company’s interim loans are current and performing at June 30, 2016.

YEAR-TO-DATE RESULTS

TOTAL TRANSACTION VOLUME for the six months ended June 30, 2016 was $8.0 billion compared to $8.1 billion for the same period last year, a 2%  decrease.

TOTAL REVENUES for the six months ended June 30, 2016 were $242.1 million compared to $226.0 million for the same period last year, a 7% increase.  The increase in total revenues was largely driven by a 25% increase in gains attributable to mortgage servicing rights and a 17% increase in servicing fees, partially offset by a 12% decrease in origination fees.

TOTAL EXPENSES for the six months ended June 30, 2016 were $166.2 million compared to $158.0 million for the six months ended June 30, 2015, an increase of 5%.  The increase in total expenses was due primarily to increased personnel expenses and amortization and depreciation costs. Personnel expenses as a percentage of total revenues for the six months ended June 30, 2016 was 37% compared to 38% for the same period last year.

OPERATING MARGIN for the six months ended June 30, 2016 was 31% compared to operating margin of 30% for the same period last year. Increased scale in the business year over year provided a lift to operating margin, as revenues grew 7% while expenses increased only 5%.

NET INCOME for the six months ended June 30, 2016 was $47.5 million, or $1.55 per diluted share, compared to net income of $41.5 million, or $1.32 per diluted share, for the same period last year, a 15% increase.

ADJUSTED EBITDA was $59.5 million for the six months ended June 30, 2016 compared to $64.3 million for the same period last year, a 7%  decrease.  The decrease was driven by significant growth in gains attributable to mortgage servicing rights, which are non-cash revenues.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 3, 2016 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9175 from within the United States or (785) 424-1668 from outside the United States and are asked to reference the Conference ID: WDQ216. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time August 3, 2016 through August 17, 2016. Please call (800) 388-9074 from the United States or (402) 220-1117 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 500 professionals in 26 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs and unrealized gains and losses from CMBS activities. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income.  For more information on adjusted EBITDA, refer to the section of this press release below titled "Adjusted Financial Metric Reconciliation to GAAP."

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ''may,'' ''will,'' ''should,'' ''expects,'' ''intends,'' ''plans,'' ''anticipates,'' ''believes,'' ''estimates,'' ''predicts,'' or ''potential'' or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3)  our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone: 301/634-2143	Phone: 301/215-5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2016 and December 31, 2015

(In thousands, except per share data)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$60,993	$136,988
Restricted cash	17,611	5,306
Pledged securities, at fair value	78,491	72,190
Loans held for sale, at fair value	2,244,329	2,499,111
Loans held for investment, net	239,861	231,493
Servicing fees and other receivables, net	36,300	23,844
Derivative assets	28,358	11,678
Mortgage servicing rights	468,093	412,348
Goodwill and other intangible assets	91,389	91,488
Other assets	30,599	30,545
Total assets	$3,296,024	$3,514,991

Liabilities
Accounts payable and other liabilities	$176,154	$169,109
Performance deposits from borrowers	16,799	5,112
Derivative liabilities	29,483	1,333
Guaranty obligation, net of accumulated amortization	28,406	27,570
Allowance for risk-sharing obligations	5,810	5,586
Warehouse notes payable	2,336,925	2,649,470
Note payable	164,313	164,462
Total liabilities	$2,757,890	$3,022,642

Equity
Preferred shares, Authorized 50,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 29,356 shares at June 30, 2016 and 29,466 shares at December 31, 2015	294	295
Additional paid-in capital	218,818	215,575
Retained earnings	314,613	272,030
Total stockholders’ equity	$533,725	$487,900
Noncontrolling interests	4,409	4,449
Total equity	$538,134	$492,349
Commitments and contingencies	—	—
Total liabilities and equity	$3,296,024	$3,514,991

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

Unaudited

	For the three months ended		For the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Gains from mortgage banking activities	$102,453	$69,950	$148,776	$142,670
Servicing fees	32,771	28,058	64,420	54,899
Net warehouse interest income	3,580	6,610	10,311	10,964
Escrow earnings and other interest income	1,955	1,170	3,595	1,957
Other	7,099	8,138	14,997	15,557
Total revenues	$147,858	$113,926	$242,099	$226,047

Expenses
Personnel	$55,758	$45,993	$89,988	$86,038
Amortization and depreciation	26,425	23,470	51,580	48,144
Provision (benefit) for credit losses	292	398	(117)	482
Interest expense on corporate debt	2,465	2,472	4,934	4,949
Other operating expenses	11,212	8,951	19,826	18,386
Total expenses	$96,152	$81,284	$166,211	$157,999
Income from operations	$51,706	$32,642	$75,888	$68,048
Income tax expense	19,595	12,351	28,444	26,444
Net income before noncontrolling interests	$32,111	$20,291	$47,444	$41,604
Less: net income (loss) from noncontrolling interests	90	138	(35)	138
Walker & Dunlop net income	$32,021	$20,153	$47,479	$41,466

Basic earnings per share	$1.09	$0.69	$1.61	$1.37
Diluted earnings per share	$1.05	$0.67	$1.55	$1.32

Basic weighted average shares outstanding	29,388	29,057	29,438	30,279
Diluted weighted average shares outstanding	30,627	30,239	30,714	31,344

SUPPLEMENTAL OPERATING DATA

Unaudited

	For the three months ended		For the six months ended
	June 30,		June 30,
(dollars in thousands)	2016	2015	2016	2015
Transaction Volume:
Fannie Mae	$2,398,404	$1,138,334	$3,161,648	$2,500,998
Freddie Mac	1,002,453	1,099,830	1,706,260	3,095,832
Ginnie Mae - HUD	111,927	150,171	236,135	307,120
Brokered (1)	1,063,232	938,725	1,867,413	1,698,988
Interim Loans	158,565	106,525	158,565	114,945
CMBS (2)	30,700	34,685	94,010	98,785
Total Loan Origination Volume	$4,765,281	$3,468,270	$7,224,031	$7,816,668
Investment Sales Volume	623,995	319,035	780,945	319,035
Total Transaction Volume	$5,389,276	$3,787,305	$8,004,976	$8,135,703

Key Performance Metrics:
Operating margin	35%	29%	31%	30%
Return on equity	25%	20%	19%	19%
Walker & Dunlop net income	$32,021	$20,153	$47,479	$41,466
Adjusted EBITDA (3)	$27,090	$28,856	$59,507	$64,264
Diluted EPS	$1.05	$0.67	$1.55	$1.32

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	38%	40%	37%	38%
Other operating expenses	8%	8%	8%	8%

Key Origination Metrics (as a percentage of loan origination volume):
Origination related fees	0.98%	1.08%	0.96%	1.01%
Fair value of MSRs created, net	1.17%	0.93%	1.10%	0.81%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (4)	1.58%	1.35%	1.56%	1.08%

	As of June 30,
Servicing Portfolio by Product:	2016	2015
Fannie Mae	$24,884,039	$21,826,463
Freddie Mac	18,880,690	15,186,774
Ginnie Mae - HUD	9,396,321	5,941,152
Brokered (1)	3,434,550	4,166,257
Interim Loans	242,092	317,343
CMBS	484,132	275,750
Total Servicing Portfolio	$57,321,824	$47,713,739

Key Servicing Metric (end of period):
Weighted-average servicing fee rate	0.25%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	In 2015, this figure represents brokered transactions for our CMBS platform. In 2016, this figure represents loans originated by us for our CMBS platform.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	For the three months ended		For the six months ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$32,021	$20,153	$47,479	$41,466
Income tax expense	19,595	12,351	28,444	26,444
Interest expense	2,465	2,472	4,934	4,949
Amortization and depreciation	26,425	23,470	51,580	48,144
Provision (benefit) for credit losses	292	398	(117)	482
Net write-offs	—	(808)	—	(808)
Stock compensation expense	3,656	3,178	7,514	7,262
Gains attributable to mortgage servicing rights (1)	(55,579)	(32,358)	(79,496)	(63,675)
Unrealized (gains) losses from CMBS activities	(1,785)	—	(831)	—
Adjusted EBITDA	$27,090	$28,856	$59,507	$64,264

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended		As of and for the six months ended
	June 30,		June 30,
	2016	2015	2016	2015
(dollars in thousands)
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$18,314,382	$15,976,417	$18,314,382	$15,976,417
Fannie Mae Modified Risk	5,846,485	4,956,854	5,846,485	4,956,854
Freddie Mac Modified Risk	53,385	53,619	53,385	53,619
GNMA - HUD Full Risk	4,509	4,658	4,509	4,658
Total risk-sharing servicing portfolio	$24,218,761	$20,991,548	$24,218,761	$20,991,548

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$723,172	$893,192	$723,172	$893,192
Freddie Mac No Risk	18,827,305	15,133,155	18,827,305	15,133,155
GNMA - HUD No Risk	9,391,812	5,936,494	9,391,812	5,936,494
Brokered	3,434,550	4,166,257	3,434,550	4,166,257
CMBS	484,132	275,750	484,132	275,750
Total non risk-sharing servicing portfolio	$32,860,971	$26,404,848	$32,860,971	$26,404,848

Total loans serviced for others	$57,079,732	$47,396,396	$57,079,732	$47,396,396

Interim loans (full risk) servicing portfolio	242,092	317,343	242,092	317,343

Total servicing portfolio unpaid principal balance	$57,321,824	$47,713,739	$57,321,824	$47,713,739

At risk servicing portfolio (1)	$21,259,296	$18,442,415	$21,259,296	$18,442,415
Maximum exposure to at risk portfolio (2)	4,285,966	4,332,963	4,285,966	4,332,963
60+ day delinquencies, within at risk portfolio	—	—	—	—
At risk loan balances associated with allowance for risk-sharing obligations	16,884	16,884	16,884	16,884

Allowance for risk-sharing obligations:
Beginning balance	$5,149	$4,054	$5,586	$3,904
Provision (benefit) for risk-sharing obligations	275	58	121	208
Net write-offs	—	(808)	—	(808)
Other	386	—	103	—
Ending balance	$5,810	$3,304	$5,810	$3,304

60+ day delinquencies as a percentage of the at risk portfolio	0.00%	0.00%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.03%	0.02%	0.03%	0.02%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.00%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	34.41%	19.57%	34.41%	19.57%
Allowance for risk-sharing as a percentage of maximum exposure	0.14%	0.08%	0.14%	0.08%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.80%	0.70%	0.80%	0.70%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.